Exhibit 1.3

Trading Symbols: TSX: PTQ OTCBB: PTQMF FWB: P7Z

NEWS RELEASE

PETAQUILLA MINERALS BOARD UNANIMOUSLY RECOMMENDS SHAREHOLDERS REJECT INMET’S REVISED HOSTILE OFFER

Vancouver, BC — October 29, 2012: Petaquilla Minerals Ltd. (“Petaquilla” or the “Company”) announced today that its board of directors, after careful consideration with the assistance of its independent financial and legal advisors, voted unanimously to reject the revised hostile offer (the “Revised Offer”) announced by Inmet Mining Corporation (“Inmet”) to acquire all of the outstanding common shares of Petaquilla at a price of (i) 0.0118 Inmet shares and $0.001 in cash; or (ii) a cash amount that is greater than $0.001 but not more than $0.60, and, if such elected cash amount is less than $0.60, that number of Inmet shares equal to the excess of $0.60 over the elected cash amount, divided by $50.82, per Petaquilla share.

Petaquilla’s board of directors unanimously recommends that Petaquilla shareholders REJECT Inmet’s Revised Offer and NOT TENDER their common shares, and that any Petaquilla shareholders who have previously tendered their shares into the Revised Offer WITHDRAW them immediately.

On behalf of Petaquilla’s board of directors, David Kaplan stated, “After careful consideration with the assistance of Petaquilla’s financial and legal advisors, the board has concluded that Inmet’s revised offer continues to fail to provide adequate value for Petaquilla shares.  We continue to explore strategic alternatives to enhance the value of our company, including engaging in discussions with third parties regarding a potential transaction and proceeding with the ongoing marketing process for our previously announced high yield note offering.  Our board will evaluate all reasonable alternatives before determining the path forward to ensure that the value of Petaquilla is maximized.”

The reasons for the Petaquilla board’s recommendation with respect to Inmet’s hostile offer set forth in Petaquilla’s Directors’ Circular dated October 15, 2012, remain applicable, and include, among other things, the board’s belief that:

•                  the Revised Offer continues to not reflect Petaquilla’s current value;

•                  the Revised Offer continues to not reflect the value of Petaquilla’s substantial growth prospects;

•                  the timing of Inmet’s original offer was opportunistic, and the timing of the Revised Offer remains opportunistic, with the Revised Offer price representing a significant discount to the 52-week high of the Petaquilla shares and a minimal premium to the recent trading price of Petaquilla shares;

•                  the Revised Offer does not reflect the true value of Petaquilla to Inmet and its shareholders as, regardless of Inmet’s recent assertions to the contrary in the face of a series of clear rulings in Petaquilla’s favour by Panamanian governmental authorities, Petaquilla continues to believe that Inmet will not be able to locate the tailings facility and southwest waste rock storage facility for its Cobre Panamá project in the proposed locations without Petaquilla’s agreement;

•                  Inmet’s plans for Petaquilla may not benefit all Petaquilla shareholders;

•                  the Revised Offer remains highly conditional;

•                  the Revised Offer is coercive to Petaquilla and its shareholders and is an attempt to expropriate shareholder value; and

•                  the Revised Offer is not a permitted bid under Petaquilla’s existing shareholder rights plan.

Additional details regarding the basis for the recommendation of the Petaquilla board of directors are included in the section “Reasons for Rejection” of the Directors’ Circular dated October 15, 2012, and in the Notice of Change to the Directors’ Circular to be mailed to Petaquilla shareholders.  The board of directors of Petaquilla urges its shareholders read the information contained in both the Directors’ Circular and the Notice of Change to the Directors’ Circular carefully.

UBS Securities Canada Inc. (“UBS”), the financial advisor to the Company’s board of directors in connection with the Inmet offer, has provided a written opinion to the board of directors that, as of the date of such opinion, the consideration offered to Petaquilla shareholders pursuant to the Revised Offer is inadequate, from a financial point of view, to Petaquilla shareholders.  The full text of UBS’s updated opinion, which Petaquilla shareholders are urged to read in its entirety, is included in the Notice of Change to the Directors’ Circular.

About Petaquilla Minerals Ltd. — Petaquilla is a growing, diversified gold producer committed to maximizing shareholder value through a strategy of efficient production, targeted exploration and select acquisitions.  The Company operates a surface gold processing plant at its Molejón Gold Project, located in the south central area of Panama — a region known historically for gold content.  In addition, the Company has exploration operations at its wholly-owned Lomero-Poyatos project located in the northeast part of the Spanish/Portuguese (Iberian) Pyrite Belt and several other exploration licenses in Iberia.

Forward Looking Statements - Certain statements in this press release constitute forward-looking statements or forward-looking information within the meaning of applicable securities laws (“forward-looking statements”).  Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, potentials, future events or performance (often, but not always, using words or phrases such as “believes”, “expects”, “plans”, “estimates” or “intends” or stating that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “are projected to” be taken or achieved) are not statements of historical fact, but are forward-looking statements. Forward-looking statements relate to, among other things, expectations respecting the proposed notes offering and spin-out of Petaquilla’s infrastructure business, and alternative transactions or the terms and conditions of any alternative transaction.  Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies.  The estimates and assumptions of the Company contained or incorporated by reference in this press release, which may prove to be incorrect, include, but are not limited to, the various assumptions set forth herein as well as: assumptions relating to certain project developments; permitting, development, operations, expansion and acquisitions at the Molejón gold mine and the Botija Abajo, Palmilla, Oro del Norte and Lomero-Poyatos deposits being consistent with the Company’s current expectations; political developments in any jurisdiction in which the Company operates being consistent with its current expectations; certain price assumptions for gold and silver; prices for key supplies being approximately consistent with current levels; production and cost of sales forecasts meeting expectations; the accuracy of the Company’s current mineral reserve and mineral resource estimates; completion of the proposed notes offering and infrastructure business spin-out and the terms of such transactions; labour and materials costs increasing on a basis consistent with the Company’s current expectations; and the Revised Offer not being successful.

A variety of inherent risks, uncertainties and factors, many of which are beyond the Company’s control, affect the operations, performance and results of the Company and its business, and could cause actual events or results to differ materially from estimated or anticipated events or results expressed or implied by forward looking statements.  Some of these risks, uncertainties and factors include actions of Inmet; actions of the shareholders in respect of the Revised Offer; the possible effect of the Revised Offer on Petaquilla’s business; fluctuations in the price of gold and silver; the need to recalculate estimates of resources based on actual production experience; the failure to achieve production estimates; variations in the grade of ore mined; variations in the cost of operations; the availability of qualified personnel; the Company’s ability to obtain and maintain all necessary regulatory approvals and licenses; the Company’s ability to use cyanide in its mining operations; risks generally associated with mineral exploration and development, including the Company’s ability to develop its deposits; the Company’s ability to acquire and develop mineral properties and to successfully integrate such acquisitions; the Company’s ability to obtain financing when required on terms that are acceptable to the Company; the Company’s ability to complete the notes offering and infrastructure business spin-out; challenges to the Company’s interests in its property and mineral rights; and current, pending and proposed legislative or regulatory developments or changes in political, social or economic conditions in the countries in which the Company operates; and general economic conditions worldwide.  Certain of these items and their possible impact are discussed more fully in the section titled “Risk Factors” in Petaquilla’s Annual Report on Form 20-F dated September 13, 2012, filed with the securities regulatory authorities and on SEDAR at www.sedar.com.  Forward-looking statements are based on management’s current plans, estimates, projections, beliefs and opinions and, except as required by law, the Company does not undertake any obligation to update forward-looking statements should assumptions related to these plans, estimates, projections, beliefs and opinions change.  Readers are cautioned not to put undue reliance on forward-looking statements.

On behalf of the Board of Directors of

PETAQUILLA MINERALS LTD.

Joao C. Manuel

Chief Executive Officer

FOR FURTHER INFORMATION PLEASE CONTACT:

CST Phoenix Advisors

North American Toll Free: 1-800-332-6309

Banks, brokers and collect calls: 201-806-2222

Toll Free Facsimile: 1-888-509-5907

Email: inquiries@phoenixadvisorscst.com

or

Petaquilla Minerals Ltd.

Phone: (604) 694-0021 Fax: (604) 694-0063

Toll free: 1-877-694-0021

www.petaquilla.com

NO STOCK EXCHANGE HAS APPROVED OR DISAPPROVED

THE INFORMATION CONTAINED HEREIN.